Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZSPACE, INC.

zSpace, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is zSpace, Inc., and the name under which the Corporation was originally incorporated is Infinite Z, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 26, 2006 and was amended and restated by that certain Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 29, 2023, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on July 12, 2024, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 25, 2024 and was further amended and restated by that certain Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the state of Delaware on December 6, 2024, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on November 10 2025.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending Article V of its Certificate of Incorporation by adding the following paragraph as Section A.6. thereof:

“6. Effective at 11:59 p.m., Eastern Time, on April 20, 2026 (the “Reverse Stock Split Effective Time”), every twenty-five (25) shares of Common Stock of the Corporation issued and outstanding or held by the Corporation as treasury shares as of the Reverse Stock Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, without effecting a change to the par value per share of Common Stock, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. In lieu of any fractional shares, the Corporation will issue to stockholders of record who would otherwise be entitled to receive a fractional share because the number of shares of Common Stock they hold of record before the Reverse Stock Split is not evenly divisible by the Reverse Stock Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. As of the Reverse Stock Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the Reverse Stock Split is deemed to represent the number of post-Reverse Stock Split shares into which the pre-Reverse Stock Split shares were reclassified and combined. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be, after giving effect to the Reverse Stock Split.”

FOURTH: That the foregoing amendment was duly adopted by unanimous written consent of the directors Board of Directors pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

FIFTH: That the foregoing amendment was duly adopted by stockholders representing holders of a majority of the voting stock of the Corporation by written consent in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

SIXTH: This Certificate of Amendment shall become effective at 11:59 p.m. Eastern Time on April 20, 2026.

zSpace, Inc. has caused this certificate to be signed on April 14, 2026.

By:	/s/ Paul Kellenberger
Title:	Chief Executive Officer
Name:	Paul Kellenberger
(Print or Type)